Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference therein of our report, dated February 8, 2006, in the amended Registration Statement No. 333-140460 on Amendment No. 2 to Form F-10 of Oncolytics Biotech Inc. (“Oncolytics”) filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2006 (the “Registration Statement”), with respect to the audited balance sheets of Oncolytics as at December 31, 2005 and 2004 and the statements of loss and deficit and cash flows for the three years ended December 31, 2005 and the cumulative period from inception on April 2, 1998, filed with the Commission as Exhibit 2 to the Form 40-F of Oncolytics and included as Exhibit 4.2 to the Registration Statement.

[signed]
Calgary, Canada	Ernst & Young LLP
February 14, 2007	Chartered Accountants